
                                                                    EXHIBIT 21.1


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
NAME                                                   JURISDICTION OF INCORPORATION
----                                                   -----------------------------
Agricultural Supply, Inc                               Delaware
Aspen Consulting Companies, Inc.                       Colorado
Agricultural Supply de Mexico, S.A. de C.V.
Sistemas Y Equipos Agricolas, S.A. de C.V.
Agro-Mex, Inc.
Agricultural Adquisiciones de Mexico, S.A. de C.V.
Agro-Mex International, Inc.
Mitigation Services, Inc.                              Delaware
Turf Partners, Inc.                                    Delaware
Yuma Acquisition Sub, Inc.                             Delaware
Eco Soil Pacific, Inc.